UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

May 20, 2008
(Date of report)

May 14, 2008
(Date of earliest event reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue
New York, NY	10021
(Address of principal executive offices)	(Zip Code)

(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

     In April 1997, the U.S. Department of Justice (the “DOJ”) began an investigation of certain art dealers and major auction houses, including Sotheby’s (the “Company”) and its principal competitor, Christie’s International, PLC (“Christie’s”). The Company pled guilty to a violation of United States (“U.S.”) antitrust laws in connection with a conspiracy to fix auction commission rates charged to sellers in the U.S. and elsewhere.

     In conjunction with the settlement of certain civil litigation related to the investigation by the DOJ, in May 2003, the Company and Christie’s issued to the class of plaintiffs vendor’s commission discount certificates (“Discount Certificates”) with a face value of $125 million, of which the Company was responsible for funding the redemption of $62.5 million. The court determined that this $62.5 million face value had a fair market value of not less than $50 million, which is the amount of expense that was recognized by the Company as a Special Charge in the third quarter of 2000. The $12.5 million discount on the face value of the Discount Certificates was amortized to interest expense over the four-year period prior to May 15, 2007.

     The Discount Certificates were fully redeemable in connection with any auction conducted by the Company or Christie’s in the U.S. or in the United Kingdom and were able to be used to satisfy consignment charges involving vendor’s commission, risk of loss and/or catalogue illustration. Additionally, any unused Discount Certificates were redeemable for cash at their face value at any time between May 15, 2007 and May 14, 2008.

     The Discount Certificates expired on May 14, 2008 and, therefore, cannot be redeemed subsequent to that date. As of May 14, 2008, the remaining face value and the Company’s related liability for the unused Discount Certificates was approximately $18 million. In the second quarter of 2008, as a result of the expiration of the Discount Certificates, the Company will reverse the remaining liability and recognize a non-recurring income statement benefit of approximately $18 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Corporate Controller and
Chief Accounting Officer

Date:	May 20, 2008